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                                                                   EXHIBIT 12.1
THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES
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                                               Nine months ended                        Year ended December 31
                                                  September 30    ------------------------------------------------------------------
Dollars in millions                                   2002             2001          2000          1999         1998         1997
----------------------------------------------------------------  -------------  ------------- ----------- ------------ ------------

EARNINGS
Income from continuing operations before taxes          $ 1,398       $    564      $  1,848    $  1,788      $ 1,651      $ 1,595
Fixed charges excluding interest on deposits                336            763         1,033         980        1,159        1,080
                                                ---------------   ------------   -----------   ---------   ---------- ------------
       Subtotal                                           1,734          1,327         2,881       2,768        2,810        2,675
Interest on deposits                                        510          1,229         1,653       1,369        1,471        1,457
                                                ---------------   ------------   -----------   ---------   ----------  -----------
       Total                                            $ 2,244       $  2,556      $  4,534    $  4,137      $ 4,281      $ 4,132
                                                ===============   ============   ===========   =========   ==========  ===========

FIXED CHARGES
Interest on borrowed funds                              $   248       $    646      $    915    $    870      $ 1,065      $ 1,010
Interest component of rentals                                43             53            50          44           33           26
Amortization of notes and debentures                          1              1             1           1            1            1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts                  44             63            67          65           60           43
                                                ---------------   ------------   -----------   ---------   ----------   ----------
       Subtotal                                             336            763         1,033         980        1,159        1,080
Interest on deposits                                        510          1,229         1,653       1,369        1,471        1,457
                                                ---------------   ------------   -----------   ---------   ----------    ---------
       Total                                            $   846       $  1,992      $  2,686    $  2,349      $ 2,630      $ 2,537
                                                ===============   ============   ===========   =========   ==========    =========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             5.16 x         1.74 x        2.79 x      2.82 x       2.42 x       2.48 x
Including interest on deposits                             2.65           1.28          1.69        1.76         1.63         1.63

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